Company Contacts:
Bradley B. Buechler           Randy C. Martin
Chairman, President and       Executive Vice President and
Chief Executive Officer       Chief Financial Officer
(314) 721-4242                (314) 721-4242

For Immediate Release
Wednesday, February 9, 2005


            SPARTECH ESTIMATES LOWER EARNINGS FOR FIRST QUARTER

                   AND OUTLINES PLANT RESTRUCTURING PLAN



   ST. LOUIS, February 9, 2005 -- Spartech Corporation (NYSE:SEH) announced today thatit expects sales for its fiscal first quarter ended January 29, 2005 will exceed the Company's prior year first quarter revenues ($241 Million) by 20-25%, however diluted earnings per share for the quarter are estimated to be only 30-40% of last year's 26 cents per diluted share as the result of unprecedented raw material and other conversion cost related increases.
in July 2001.
   Spartech's Chairman, President & CEO, Bradley B. Buechler, stated, "These results reflect the impact of (1) the continuedSales during the first three months of our fiscal 2005 remained fairly strong despite persistently high prices for most thermoplastic materials. However, our margins suffered due to: 1) the speed and magnitude of the implementation of these thermoplastic resin increases and 2) certain other cost increases including healthcare, freight, and utilities. Therefore, we are projecting our earnings for the first quarter of fiscal 2005 to be in the 8 -10 cents per diluted share range, and announce the following plan for improving operating results for the remainder of the year.

     * Plant Restructuring Plan & Updated Fiscal 2005 Guidance - Based upon our unacceptable first quarter results, and our ongoing drive to generate shareholder value, we are initiating some comprehensive operational changes to enhance our results for both short term performance and longer term operating efficiencies. Our plan, which involves the closing of certain plant operations, can be broken down into three categories:
       (1) the elimination of non-core operations, (2) the consolidation of capacity for similar operations, and (3) the transfer of synergistic or new business to new operations. The net effect from these actions will be to reduce our operations by four facilities. This plan, outlined in more detail below, is designed to eliminate approximately $9 million of annual costs and generate more efficient operations for our 47 remaining facilities to more effectively serve our growing customer base. The cost of implementing these actions over the next two quarters may total as much as $5 to $6 million, and therefore we are modifying our guidance for full fiscal 2005 diluted earnings per share from the $1.50
       - $1.60 given in December to a new range of $1.30 - $1.40 per share."



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SPARTECH CORPORATION
GUIDANCE AND PLANT RESTRUCTURING PLAN
ADD 1


    A further discussion of the operational changes being implemented to improve our production efficiencies in today's global marketplace follows -

     * Non-Core Businesses - Currently, two of our facilities house operations that are not "core" to our business and do not offer synergies for other Spartech locations. The first of these two, located in Cornwall, Ontario, produces corrugated specialty niche products for the Custom Sheet market, serving primarily automotive packaging and distribution markets. While the business has grown from $7 million in 1999 to nearly $10 million in 2004, it does not fit well with our other operations. This business will be prepared for sale to a third party. The second facility, in El Monte, California, is in the custom profile extrusion business and during the last three years has not had adequate volume to support the cost structure or technical expertise to profitably grow the business. This operation with approximately $5 million in annual sales will be sold or closed down as we work with customers to transition their business. These changes will eliminate the periodic operating losses experienced by these two locations and allow more management and investment focus on our growing core operations.

     * Capacity Consolidation - Two of our less productive operations will be combined with other existing facilities and eliminate many of the fixed costs associated with separate plant operations. These plants have identical capabilities to other operations within Spartech's Custom Sheet & Rollstock Group and will allow us to be more competitive and cost effective when the volume is combined with like production elsewhere. These changes will enhance our ability to serve customers from more competitive locations, and to manage rising costs and strengthen the skill sets of the facility accepting the new volume.

     * Synergistic/New Businesses - And finally three plants will be replaced by new facilities, two of which were acquired from VPI on October 1, 2004 and one which is currently ramping up production in Reynosa, Mexico. The transition of our calendered film business from Conshohocken, Pennsylvania to our recently acquired facility in Salisbury, Maryland is nearly complete. And we have also begun producing engineered wheels in a Reynosa, Mexico facility which will replace our operation inRancho Cucamonga, California. The remaining transition involves business that will be transferred into our Compounding operation in Manitowoc, Wisconsin which was also acquired from VPI. In conjunction with our acquisition of VPI in October 2004, we noted that the current facilities were operating at less than 65% capacity. These changes allow us to better utilize the capacity of operations now part of Spartech as well as gain production efficiencies by producing similar products in a combined operation.

   Mr. Buechler added, "We believe these changes, while assisting us to better manage the current short term cost environment, will be even more important to the ongoing growth and profitability of our consolidated operations longer term. Coupled with our growth and improvement initiatives that focus on our Investments in People, Products, Technology, and Globalization, we believe these changes will assist us in meeting long term goals."

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SPARTECH CORPORATION
GUIDANCE AND PLANT RESTRUCTURING PLAN
ADD 2


     We will report our full fiscal 2005 first quarter results on March 8, 2005 followed by a Conference Call with investors and analysts. Spartech Corporation is a leading producer of engineered thermoplastic materials, polymeric compounds, and molded & profile products with annual production capacity and sales of more than 1.4 billion pounds and $1.2 billion, respectively.


Safe Harbor For Forward-Looking Statements
     Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements, refer to the Company's Form 10-K for the fiscal year ended October 30, 2004, which is on file with the Securities and Exchange Commission.

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